Exhibit 99.1

DXP ENTERPRISES, INC.

2016 OMNIBUS INCENTIVE PLAN

(As Adopted April 15, 2016)

DXP ENTERPRISES, INC.

2016 OMNIBUS INCENTIVE PLAN

(As Adopted April 15, 2016)

ARTICLE I	ESTABLISHMENT, PURPOSE AND DURATION	1

1.1	Establishment	1
1.2	Purpose of the Plan	1
1.3	Duration of the Plan	1

ARTICLE II	DEFINITIONS	1

2.1	“Adoption Date”	1
2.2	“Affiliate”	1
2.3	“Cash Performance Award”	1
2.4	“Authorized Shares”	2
2.5	“Award”	2
2.6	“Award Agreement”	2
2.7	“Beneficial Owner”	2
2.8	“Board”	2
2.9	“Change of Control”	2
2.10	“Code”	3
2.11	“Committee”	3
2.12	“Company”	3
2.13	“Compensation Committee”	3
2.14	“Corporate Change”	3
2.15	“Covered Employee”	3
2.16	“Disability”	3
2.17	“Dividend Equivalent”	4
2.18	“Employee”	4
2.19	“Exchange Act”	4
2.20	“Fair Market Value”	4
2.21	“Holder”	4
2.22	“Incentive Stock Option” or “ISO”	5
2.23	“Mature Shares”	5
2.24	“Minimum Statutory Tax Withholding Obligation”	5
2.25	“Non-Employee Director”	5
2.26	“Nonqualified Stock Option” or “NQSO”	5
2.27	“Option”	5
2.28	“Optionee”	5
2.29	“Option Price”	5
2.30	“Other Cash-Based Award”	5
2.31	“Other Stock-Based Award”	5
2.32	“Parent Corporation”	5
2.33	“Performance-Based Compensation”	5
2.34	“Performance Goals”	5
2.35	“Performance Stock Award”	5
2.36	“Performance Unit Award”	5
2.37	“Period of Restriction”	5
2.38	“Plan”	6
2.39	“Restricted Stock”	6
2.40	“Restricted Stock Award”	6
2.41	“Restricted Stock Unit” or “RSU”	6
2.42	“Retire” or “Retirement”	6

2.43	“RSU Award”	6
2.44	“Separation from Service”	6
2.45	“Stock Appreciation Right” or “SAR”	6
2.46	“Section 409A”	6
2.47	“Stock”	6
2.48	“Subsidiary Corporation”	6
2.49	“Substantial Risk of Forfeiture”	6
2.50	“Ten Percent Stockholder”	6
2.51	“Termination of Employment”	6
2.52	“Termination of Service”	7
2.53	“Third Party Service Provider”	7
2.54	“Voting Stock”	7

ARTICLE III	ELIGIBILITY AND PARTICIPATION	7

3.1	Eligibility	7
3.2	Participation	7

ARTICLE IV	GENERAL PROVISIONS RELATING TO AWARDS	8

4.1	Authority to Grant Awards	8
4.2	Shares That Count Against Limit	8
4.3	Non-Transferability	9
4.4	Requirements of Law	9
4.5	Changes in the Company’s Capital Structure	9
4.6	Election Under Section 83(b) of the Code	12
4.7	Forfeiture for Cause	12
4.8	Forfeiture Events	13
4.9	Recoupment in Restatement Situations	13
4.10	Award Agreements	13
4.11	Rights as Stockholder	14
4.12	Issuance of Shares of Stock	14
4.13	Restrictions on Stock Received	14
4.14	Compliance With Section 409A	14
4.15	Date of Grant	14
4.16	Source of Shares Deliverable Under Awards	14
4.17	Limitations on Vesting of Awards	15

ARTICLE V	OPTIONS	15

5.1	Authority to Grant Options	15
5.2	Type of Options Available	15
5.3	Option Agreement	15
5.4	Option Price	15
5.5	Duration of Option	15
5.6	Amount Exercisable	15
5.7	Exercise of Option	16
5.8	Notification of Disqualifying Disposition	17
5.9	No Rights as Stockholder	17
5.10	$100,000 Limitation on ISOs	17
5.11	Separation from Service	17

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ARTICLE VI	STOCK APPRECIATION RIGHTS	17

6.1	Authority to Grant SAR Awards	17
6.2	General Terms	17
6.3	SAR Agreement	17
6.4	Term of SAR	18
6.5	Exercise of SARs	18
6.6	Payment of SAR Amount	18
6.7	Separation from Service	18
6.8	No Rights as Stockholder	18
6.9	Restrictions on Stock Received	18

ARTICLE VII	RESTRICTED STOCK AWARDS	18

7.1	Restricted Stock Awards	18
7.2	Restricted Stock Award Agreement	19
7.3	Holder’s Rights as Stockholder	19

ARTICLE VIII	RESTRICTED STOCK UNIT AWARDS	19

8.1	Authority to Grant RSU Awards	19
8.2	RSU Award	19
8.3	RSU Award Agreement	19
8.4	Dividend Equivalents	19
8.5	Form of Payment Under RSU Award	19
8.6	Time of Payment Under RSU Award	19
8.7	Holder’s Rights as Stockholder	20

ARTICLE IX	PERFORMANCE STOCK AWARDS AND PERFORMANCE UNIT AWARDS	20

9.1	Authority to Grant Performance Stock Awards and Performance Unit Awards	20
9.2	Performance Goals and Performance Criteria	20
9.3	Time of Establishment of Performance Goals	23
9.4	Written Agreement	23
9.5	Form of Payment Under Performance Unit Award	23
9.6	Time of Payment Under Performance Unit Award	23
9.7	Holder’s Rights as Stockholder With Respect to a Performance Stock Award	23
9.8	Increases Prohibited	23
9.9	Stockholder Approval	23
9.10	Dividend Equivalents	23

ARTICLE X	CASH PERFORMANCE AWARDS	24

10.1	Authority to Grant Cash Performance Awards	24
10.2	Covered Employees	24
10.3	Written Agreement	24
10.4	Form of Payment Under Cash Performance Award	24
10.5	Time of Payment Under Cash Performance Award	24

ARTICLE XI	OTHER STOCK-BASED AWARDS	24

11.1	Authority to Grant Other Stock-Based Awards	24
11.2	Value of Other Stock-Based Award	24
11.3	Written Agreement	24
11.4	Payment of Other Stock-Based Award	25
11.5	Separation from Service	25
11.6	Time of Payment of Other Stock-Based Award	25

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ARTICLE XII	OTHER CASH-BASED AWARDS	25

12.1	Authority to Grant Other Cash-Based Awards	25
12.2	Value of Other Cash-Based Award	25
12.3	Written Agreement	25
12.4	Payment of Other Cash-Based Award	25
12.5	Time of Payment of Other Cash-Based Award	25
12.6	Separation from Service	25

ARTICLE XIII	SUBSTITUTION AWARDS	26

ARTICLE XIV	NON-EMPLOYEE DIRECTOR AWARDS	26

ARTICLE XV	ADMINISTRATION	26

15.1	Awards	26
15.2	Authority of the Committee	26
15.3	Decisions Binding	27
15.4	No Liability	27

ARTICLE XVI	AMENDMENT OR TERMINATION OF PLAN OR AWARD AGREEMENT	28

16.1	Amendment, Modification, Suspension, and Termination of the Plan	28
16.2	Amendment, Modification, Suspension, and Termination of Award Agreement	28
16.3	Awards Previously Granted	28

ARTICLE XVII	MISCELLANEOUS	28

17.1	Unfunded Plan/No Establishment of a Trust Fund	28
17.2	No Employment Obligation	28
17.3	Tax Withholding	29
17.4	Gender and Number	29
17.5	Severability	29
17.6	Headings	29
17.7	Other Compensation Plans	29
17.8	Retirement and Welfare Plans	30
17.9	Other Awards	30
17.10	Law Limitations/Governmental Approvals	30
17.11	Delivery of Title	30
17.12	Inability to Obtain Authority	30
17.13	Investment Representations	30
17.14	Persons Residing Outside of the United States	30
17.15	No Fractional Shares	30
17.16	Interpretation	30
17.17	Governing Law; Venue	31

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DXP ENTERPRISES, INC.

2016 OMNIBUS INCENTIVE PLAN

(As Adopted April 15, 2016)

ARTICLE I

ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment. The Company hereby establishes an incentive compensation plan, to be known as the “DXP Enterprises, Inc. 2016 Omnibus Incentive Plan”, as set forth in this document. The Plan permits the grant of Options (both Incentive Stock Options and Nonqualified Stock Options), SARs, Restricted Stock, RSUs, Performance Stock Awards, Performance Unit Awards, Cash Performance Awards, Other Stock-Based Awards and Other Cash-Based Awards. The Plan was adopted by the Board on April 15, 2016 (the “Adoption Date”), and shall become effective on the date the Plan is approved by the Company’s stockholders provided that the Plan is approved by the Company stockholders within 12 months after the Adoption Date.

1.2 Purpose of the Plan. The Plan is intended to advance the interests of the Company, its Affiliates and its stockholders and promote the long-term growth of the Company by providing Employees, Non-Employee Directors and Third-Party Service Providers with incentives to maximize stockholder value and to otherwise contribute to the success of the Company and its Affiliates, thereby aligning the interests of such individuals with the interests of the Company’s stockholders and providing them additional incentives to continue in their employment or affiliation with the Company or its Affiliates.

1.3 Duration of the Plan. The Plan shall continue indefinitely until it is terminated pursuant to Section 16.1. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding. Notwithstanding the foregoing, no Incentive Stock Option may be granted under the Plan on or after the tenth anniversary of the Adoption Date.

ARTICLE II

DEFINITIONS

Each word and phrase defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1 “Adoption Date” shall have the meaning ascribed to that term in Section 1.1.

2.2 “Affiliate” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or comparable individuals of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.3 “Cash Performance Award” means an Award granted pursuant to Article X to an individual who is then a key executive Employee.

2.4 “Authorized Shares” shall have the meaning ascribed to that term in Section 4.1(a).

2.5 “Award” means, individually or collectively, a grant under the Plan of an Incentive Stock Option, a Nonqualified Stock Option, a SAR, Restricted Stock, a RSU, a Performance Stock Award, a Performance Unit Award, a Cash Performance Award, an Other Stock-Based Award or an Other Cash-Based Award, in each case subject to the terms and provisions of the Plan.

2.6 “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Award recipient that sets forth the terms and conditions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by the Company to a Participant that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.7 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.8 “Board” means the Board of Directors of the Company.

2.9 “Change of Control” means the occurrence of any one or more of the following events following the date on which the applicable Award is granted:

(a) a report on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) shall be filed with the Securities and Exchange Commission pursuant to the Exchange Act and that report discloses that any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), is the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 20 percent or more of the outstanding Voting Stock;

(b) any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), shall purchase securities pursuant to a tender offer or exchange offer to acquire any Voting Stock (or any securities convertible into Voting Stock) and, immediately after consummation of that purchase, that person is the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 20 percent or more of the outstanding Voting Stock (such person’s beneficial ownership to be determined, in the case of rights to acquire Voting Stock, pursuant to paragraph (d) of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act);

(c) the consummation of:

(i) a merger, consolidation or reorganization of the Company with or into any other person if as a result of such merger, consolidation or reorganization, fifty percent (50%) or less of the combined voting power of the then-outstanding securities of such other person immediately after such merger, consolidation or reorganization are held in the aggregate by the holders of outstanding Voting Stock immediately prior to such merger, consolidation or reorganization;

(ii) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company and its consolidated subsidiaries to any other person if as a result of such sale, lease, exchange or other transfer, fifty percent (50%) or less of the combined voting power of the then-outstanding securities of such other person immediately after such sale, lease, exchange or other transfer are held in the aggregate by the holders of outstanding Voting Stock immediately prior to such sale, lease, exchange or other transfer; or

(iii) a transaction immediately after the consummation of which any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act) would be the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding Voting Stock;

(iv) the stockholders of the Company approve the dissolution of the Company; or

(v) during any period of 12 consecutive months, the individuals who at the beginning of that period constituted the members of the Board shall cease to constitute a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each member of the Board first elected during such period was approved by a vote of at least a two-thirds majority of the Board then still in office who were members of the Board at the beginning of any such period.

2.10 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.11 “Committee” means (a) in the case of an Award granted to a Non-Employee Director, the Board, and (b) in the case of any other Award granted under the Plan, the Compensation Committee or, if the Compensation Committee chooses to delegate it duties, a committee of at least two persons who are members of the Compensation Committee and are appointed by the Compensation Committee to administer the Plan. Each member of the Committee in respect of his or her participation in any decision with respect to an Award that is intended to satisfy the requirements of section 162(m) of the Code must satisfy the requirements of “outside director” status within the meaning of section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Awards that are authorized by the Committee and that are intended to be exempt under Rule 16b-3 of the General Rules and Regulations under the Exchange Act, the requirements of Rule 16b-3(d)(1) of the General Rules and Regulations under the Exchange Act with respect to committee action must also be satisfied.

2.12 “Company” means DXP Enterprises, Inc., a Texas corporation, or any successor (by reincorporation, merger or otherwise).

2.13 “Compensation Committee” means the Compensation Committee of the Board.

2.14 “Corporate Change” shall have the meaning ascribed to that term in Section 4.5(c).

2.15 “Covered Employee” means an Employee who is a “covered employee,” as defined in section 162(m) of the Code and the regulations and other guidance promulgated by the United States Department of Treasury or the Internal Revenue Service under section 162(m) of the Code, or any successor statute.

2.16 “Disability” means, as determined by the Committee in its discretion exercised in good faith, (a) in the case of an Award that is exempt from the application of the requirements of Section 409A and is granted to a Holder who is covered by the Company’s long-term disability insurance policy or plan, a physical or mental condition of the Holder that would entitle him or her to payment of disability income payments under such long-term disability insurance policy or plan as then in effect, (b) in the case of an Award that is exempt from the application of the requirements of Section 409A and is granted to a Holder who is not covered by the Company’s long-term disability insurance policy or plan for whatever reason, or in the event the Company does not maintain such a long-term disability insurance policy or plan, and for purposes of an ISO granted under the Plan, a permanent and total disability as defined in section 22(e)(3) of the Code and (c) in the case of an Award that is not exempt from the application of the requirements of Section 409A, a physical or mental condition of the Holder where (i) the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Holder is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.

2.17 “Dividend Equivalent” means a payment equivalent in amount to a dividend paid with respect to a share of the Stock to the Company’s stockholders.

2.18 “Employee” means (a) a person employed by the Company or any Affiliate as a common law employee and (b) a person who has agreed to become a common law employee of the Company or any Affiliate and is expected to become such within three (3) months after the date of grant of the Award.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.

2.20 “Fair Market Value” of the Stock as of any particular date means,

(a) if the Stock is traded on a stock exchange,

(i) and if the Stock is traded on that date, the closing sale price of the Stock on that date; or

(ii) and if the Stock is not traded on that date, the closing sale price of the Stock on the last trading date immediately preceding that date;

as reported on the principal securities exchange on which the Stock is traded; or

(b) if the Stock is traded in the over-the-counter market,

(i) and if the Stock is traded on that date, the average between the high bid and low asked price on that date; or

(ii) and if the Stock is not traded on that date, the average between the high bid and low asked price on the last trading date immediately preceding that date;

as reported in such over-the-counter market; provided, however, that (x) if the Stock is not so traded, or (y) if, in the discretion of the Committee, another means of determining the fair market value of a share of Stock at such date shall be necessary or advisable, the Committee may provide for another method or means for determining such fair market value, which method or means shall comply with the requirements of a reasonable valuation method as described under Section 409A.

2.21 “Holder” means a person who has been granted an Award or any person who is entitled to receive shares of Stock or cash under an Award.

2.22 “Incentive Stock Option” or “ISO” means an option to purchase Stock granted pursuant to Article V that is designated as an incentive stock option and that is intended to satisfy the requirements of section 422 of the Code.

2.23 “Mature Shares” means shares of Stock that the Holder has held for at least six months, but not including any shares of Restricted Stock.

2.24 “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company, an Affiliate or other subsidiary is required to withhold for federal, state, local and foreign taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

2.25 “Non-Employee Director” means a member of the Board who is not an Employee.

2.26 “Nonqualified Stock Option” or “NQSO” means a “nonqualified stock option” to purchase Stock granted pursuant to Article V that does not satisfy the requirements of section 422 of the Code (any Option granted under the Plan that is not expressly designated as an ISO shall be deemed to be designated a nonqualified stock option under the Plan).

2.27 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.28 “Optionee” means a person who is granted an Option under the Plan.

2.29 “Option Price” shall have the meaning ascribed to that term in Section 5.4.

2.30 “Other Cash-Based Award” means an Award granted pursuant to Article XII.

2.31 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article XI.

2.32 “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.33 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

2.34 “Performance Goals” means one or more of the criteria described in Section 9.2 on which the performance goals applicable to an Award are based.

2.35 “Performance Stock Award” means an Award designated as a performance stock award granted to a Holder pursuant to Article IX.

2.36 “Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.

2.37 “Period of Restriction” means the period during which Restricted Stock is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article VII.

2.38 “Plan” means the DXP Enterprises, Inc. 2016 Omnibus Incentive Plan, as set forth in this document as it may be amended from time to time.

2.39 “Restricted Stock” means shares of restricted Stock issued or granted under the Plan pursuant to Article VII.

2.40 “Restricted Stock Award” means an authorization by the Committee to issue or transfer Restricted Stock to a Holder.

2.41 “Restricted Stock Unit” or “RSU” means a restricted stock unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.

2.42 “Retire” or “Retirement” means, in the case of an Employee, the termination of the Employee’s employment with the Company and all Affiliates by the Employee after the Employee has attained the age of 65 and, in the case of a Non-Employee Director, cessation of the Non-Employee Director’s services as a Non-Employee Director after completing either six full terms or six years of service as a Non-Employee Director.

2.43 “RSU Award” means an Award granted pursuant to Article VIII.

2.44 “Separation from Service” means a Termination of Employment in the case of an Award granted to an Employee or a Termination of Service in the case of an Award granted to a Non-Employee Director or a Third Party Service Provider.

2.45 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under the Plan pursuant to Article VI.

2.46 “Section 409A” means section 409A of the Code and the regulations and other guidance promulgated by the United States Department of Treasury or the United States Internal Revenue Service under section 409A of the Code, or any successor statute.

2.47 “Stock” means the common stock of the Company, $0.01 par value per share (or such other par value as may be designated by act of the Company’s stockholders).

2.48 “Subsidiary Corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the action or transaction, each of the corporations other than the last corporation in an unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.49 “Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in Section 409A.

2.50 “Ten Percent Stockholder” means an individual, who, at the time the applicable Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary Corporation. An individual shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its stockholders, partners, or beneficiaries.

2.51 “Termination of Employment” means, except as otherwise provided in the case of an ISO in the following sentence of this Section 2.51, (a) if the Award Agreement is not exempt from and is subject to Section 409A the termination of the Award recipient’s employment with the Company and all Affiliates in a manner that constitutes a “separation from service” (as that term is defined for purposes of Section 409A using the default rules) as determined by the Committee and (b) if the Award Agreement is exempt from and not subject to Section 409A the termination of the Award recipient’s employment relationship with the Company and all Affiliates as determined by the Committee. “Termination of Employment” means, in the case of an ISO, the termination of the Employee’s employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an ISO in a transaction to which section 424(a) of the Code applies.

2.52 “Termination of Service” means, in the case of an Award issued to a Non-Employee Director or a Third Party Service Provider, (a) if the Award Agreement is not exempt from and is subject to Section 409A the termination of the Award recipient’s service relationship with the Company and all Affiliates in a manner that constitutes a “separation from service” (as that term is defined for purposes of Section 409A using the default rules) as determined by the Committee and (b) if the Award Agreement is exempt from and not subject to Section 409A, in the case of an Award to a Non-Employee Director, the termination of a Non-Employee Director’s service on the Board, and, in the case of a Third Party Service Provider, the termination of the Third Party Service Provider’s service relationship with the Company and all Affiliates as determined by the Committee.

2.53 “Third Party Service Provider” means any consultant, agent, representative, advisor, or independent contractor who renders services to the Company or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.54 “Voting Stock” means shares of Stock the holders of which are entitled to vote for the election of directors, but excluding shares of Stock entitled to so vote only upon the occurrence of a contingency unless that contingency shall have occurred.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Except as otherwise specified in this Article III, the persons who are eligible to receive Awards under the Plan are Employees, Non-Employee Directors and Third Party Service Providers, provided, however, that (a) only those persons who are, on the dates of grant, key employees of the Company or any Parent Corporation or Subsidiary Corporation are eligible for grants of Incentive Stock Options under the Plan, (b) the only persons who are eligible to receive Performance Stock Awards, Performance Unit Awards and Cash Performance Awards under the Plan are key executive Employees who, by the nature and scope of their positions, regularly directly make or influence policy decisions which significantly impact the overall results or success of the Company and (c) Non-Employee Directors and Third Party Service Providers are only eligible to receive NQSOs, SARs, Restricted Stock, and RSUs. Awards other than ISOs, Performance Stock Awards, Performance Units Awards or Cash Performance Awards may also be granted to a person who is expected to become a key Employee within three (3) months of the date of grant.

3.2 Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the eligible persons to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE IV

GENERAL PROVISIONS RELATING TO AWARDS

4.1 Authority to Grant Awards. The Committee may grant Awards to those Employees, Non-Employee Directors and Third Party Service Providers as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of shares of Stock or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. On an annual basis, as provided in Section 15.2(d) the Compensation Committee also may delegate to one or more officers of the Company the limited authority to grant Awards (other than Awards pursuant to Article IX) to eligible persons under the Plan during such calendar year who are neither (a) Non-Employee Directors nor (b) officers of the Company or any Affiliate subject to the provisions of Section 16 of the Exchange Act. The following rules shall apply to grants of Awards under the Plan.

(a) The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 500,000 (the “Authorized Shares”).

(b) The aggregate number of shares of Stock with respect to which ISOs may be granted under the Plan is equal to the Authorized Shares.

(c) The maximum number of shares of Stock with respect to which ISOs may be granted to an Employee during a calendar year is equal to the Authorized Shares. The maximum number of shares of Stock with respect to which NQSOs may be granted to an Employee during a calendar year is equal to the Authorized Shares. The maximum number of shares of Stock with respect to which SARs may be granted to an Employee during a calendar year is equal to the Authorized Shares. The maximum number of shares of Stock with respect to which Performance Stock Awards may be granted to an Employee during a calendar year is equal to the Authorized Shares. The maximum number of shares of Stock with respect to which Performance Unit Awards payable in shares of Stock may be granted to an Employee during a calendar year is equal to the Authorized Shares. The maximum value of cash with respect to which Performance Unit Awards payable in cash may be granted to an Employee during a calendar year, determined as of the dates of grants of the Performance Unit Awards, is $5,000,000. The maximum amount that may be paid to a key executive Employee under Cash Performance Award(s) granted to an Employee during a calendar year is $5,000,000.

(d) The aggregate dollar value of shares of Stock covered by Awards that may be granted under the Plan to a Non-Employee Director in any calendar year shall be no more than $150,000, determined as of the date of grant or grants.

(e) Each of the foregoing numerical limits stated in this Section 4.1 shall be subject to adjustment in accordance with the provisions of Section 4.5.

4.2 Shares That Count Against Limit.

(a) If shares of Stock are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares of Stock will count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan.

(b) If shares of Stock are tendered in payment of an Option Price of an Option, such shares of Stock will count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan.

(c) To the extent that any outstanding Award terminates or expires, is forfeited or cancelled, for any reason or is settled in cash in lieu of shares of Stock or in a manner such that all or some of the shares of Stock covered by the Award are not issued or are exchanged for Awards that do not involve shares of Stock, the shares of Stock allocable to such portion of the Award will immediately become available to be issues pursuant to an Award granted under the Plan.

(d) When a SAR is settled in shares of Stock, the number of shares of Stock subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan as one share for every share subject to the SAR, regardless of the number of shares used to settle the SAR upon exercise.

(e) The maximum number of shares of Stock available for issuance under the Plan shall not be reduced to reflect any dividends or Dividend Equivalents that are reinvested into additional shares of Stock or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or other Stock-Based Awards.

4.3 Non-Transferability. Except as specified in the applicable Award Agreement or in a domestic relations court order, no Award may be transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law, for consideration or otherwise) or be subject to execution, attachment or similar process, other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. . Any attempted transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition an Award in violation of this Section 4.3 shall be null and void. In the discretion of the Committee, any attempt to transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award. Notwithstanding anything in the Plan or an Award Agreement to the contrary, no ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

4.4 Requirements of Law. The Company shall not be required to sell or issue any shares of Stock under any Award if issuing those shares of Stock would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any shares of Stock unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the shares of Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any shares of Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the shares of Stock issuable on exercise of an Option or pursuant to any other Award are not registered, the Company may imprint on the certificate evidencing the shares of Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the exercise of an Option or any other Award, or the issuance of shares of Stock pursuant thereto, to comply with any law or regulation of any governmental authority.

4.5 Changes in the Company’s Capital Structure.

(a) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations,

reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Stock or Stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) If the Company shall effect a subdivision or consolidation of Stock or other capital readjustment, the payment of a Stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefor in money, services or property, then (i) the number, class or series and per share price of Stock subject to outstanding Awards under the Plan shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon exercise of an Award, for the same aggregate cash consideration, the equivalent total number and class or series of Stock the Holder would have received had the Holder exercised his or her Award in full immediately prior to the event requiring the adjustment, and (ii) the number and class or series of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class or series of Stock then reserved, that number and class or series of Stock that would have been received by the owner of an equal number of outstanding shares of Stock of each class or series of Stock as the result of the event requiring the adjustment.

(c) If while unexercised Awards remain outstanding under the Plan (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), (iii) the Company is to be dissolved or (iv) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (i), (ii) or (iii) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an Award Agreement or another agreement between the Holder and the Company (provided that such exceptions shall not apply in the case of a reincorporation merger), or as a result of the Committee’s effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Award then outstanding may be exercised, and no later than ten days after the approval by the stockholders of the Company of such Corporate Change (or approval by the Board if approval by the stockholders of the Company of such Corporate Change is not required), the Committee, acting in its sole and absolute discretion without the consent or approval of any Holder, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder (provided that, with respect to a reincorporation merger in which Holders of the Company’s ordinary shares will receive one ordinary share of the successor corporation for each ordinary share of the Company, none of such alternatives shall apply and, without Committee action, each Award shall automatically convert into a similar award of the successor corporation exercisable for the same number of ordinary shares of the successor as the Award was exercisable for ordinary shares of Stock of the Company):

(1) accelerate the time at which some or all of the Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all such Awards that remain unexercised and all rights of Holders thereunder shall terminate;

(2) require the mandatory surrender to the Company by all or selected Holders of some or all of the then outstanding Options and SARs held by such Holders

(irrespective of whether such Options and SARs are then exercisable under the provisions of the Plan or the applicable Award Agreement evidencing such Options or SARs) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and SARs and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise prices or grant prices under such Options and SARs for such shares;

(3) with respect to all or selected Holders, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change and which is then employing such Holder or which is affiliated or associated with such Holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the stock subject to the Award immediately after the assumption or substitution over the aggregate exercise price of such Award is equal to the excess of the aggregate fair market value of all Stock subject to the Award immediately before such assumption or substitution over the aggregate exercise price of such Award, and (B) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;

(4) provide that the number and class or series of Stock covered by an Award (whether vested or unvested) theretofore granted shall be adjusted so that such Award when exercised shall thereafter cover the number and class or series of Stock or other securities or property (including cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the holder of record of the number of shares of Stock then covered by such Award; or

(5) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole and absolute discretion that no such adjustment is necessary to reflect such Corporate Change).

Any adjustment effected by the Committee under Section 4.5 shall be designed to provide the Holder with the intrinsic value of his or her Award, as determined prior to the Corporate Change, or, if applicable, equalize the Fair Market Value of the shares of stock covered by the Award before and after the Corporate Change.

In effecting one or more of the alternatives set out in paragraphs (3), (4) or (5) immediately above, and except as otherwise may be provided in an Award Agreement, the Committee, in its sole and absolute discretion and without the consent or approval of any Holder, may accelerate the time at which some or all Awards then outstanding may be exercised.

(d) In the event of changes in the outstanding Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this

Section 4.5, any outstanding Award and any Award Agreement evidencing such Award shall be subject to adjustment by the Committee in its sole and absolute discretion as to the number and price of Stock or other consideration subject to such Award. In the event of any such change in the outstanding Stock, the aggregate number of shares of Stock available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(e) After a merger of one or more corporations into the Company in which the Company shall be the surviving corporation, each Holder shall be entitled to have his or her Restricted Stock appropriately adjusted based on the manner in which the shares of Stock were adjusted under the terms of the agreement of merger or consolidation.

(f) The issuance by the Company of stock of any class or series, or securities convertible into, or exchangeable for, stock of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of stock or obligations of the Company convertible into, or exchangeable for, stock or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class or series, or price of shares of Stock then subject to outstanding Awards.

4.6 Election Under Section 83(b) of the Code. No Holder shall exercise the election permitted under section 83(b) of the Code with respect to any Award without the prior written approval of the Chief Financial Officer of the Company. Any Holder who makes an election under section 83(b) of the Code with respect to any Award without the prior written approval of the Chief Financial Officer of the Company may, in the discretion of the Committee, forfeit any or all Awards granted to him or her under the Plan.

4.7 Forfeiture for Cause.

(a) Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if a determination is made as provided in Section 4.7(b) (a “Forfeiture Determination”) that (i) the Holder (or, if the Holder is not the original grantee of the applicable Award, the original grantee of the applicable Award), before or after the termination of such individuals employment or service with the Company and all Affiliates, (A) committed fraud, embezzlement, theft, felony or an act of dishonesty (as defined below) in the course of his employment by or service to the Company or an Affiliate, (B) knowingly caused or assisted in causing the publicly released financial statements of the Company to be misstated or the Company or a subsidiary of the Company to engage in criminal misconduct, (C) disclosed trade secrets of the Company or an Affiliate or (D) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Holder (or, if the Holder is not the original grantee of the applicable Award, the original grantee of the applicable Award) is a party, and (ii) in the case of the actions described in clause (A), (C) and (D), such action materially and adversely affected the Company, then at or after the time such Forfeiture Determination is made the Board, in good faith, if such Forfeiture Determination is made prior to a Change in Control, or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such Forfeiture Determination is made after a Change in Control, as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on the Holder (or, if the Holder is not the original grantee of the applicable Award, the original grantee of the applicable Award) had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all (x) of the Holder’s rights to shares of the Stock covered by an Award (including vested rights that have been exercised or paid, vested rights that have not been exercised or paid and rights that have not yet vested or been paid) or cash payments paid or payable under an Award (including payments for vested rights, amounts payable for vested rights that have not been paid and rights that have not yet vested), (y) some or all of the dividends that have been paid with respect to shares of the Stock covered by the Award, and

(z) some or all shares of the Stock received as a result of the Holder’s grant, receipt, exercise or holding of the Award and some or all net proceeds realized with respect to any shares of the Stock received as a result of the Holder’s exercise or holding of the Award in excess of the price paid for such shares, will be forfeited to the Company on such terms as determined by the Board or the final, non-appealable order of a court of competent jurisdiction. For purposes of this Section 4.7, an “act of dishonesty” shall require a material breach by the Holder (or, if the Holder is not the original grantee of the applicable Award, the original grantee of the applicable Award) of his or her duties, obligations or undertakings owed to or on behalf of the Company and its Affiliates, as determined by the Board if such determination is made prior to a Change in Control, or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such determination is made after a Change in Control. In determining whether a matter materially and adversely affects the Company, the Board shall be entitled to consider all relevant factors and exercise business judgment in making such determination, including but not limited to the financial consequences, adverse reputational consequences or legal consequences to the Company and/or its subsidiaries, individually or taken as a whole, as a result of such action.

(b) A Forfeiture Determination for purposes of Section 4.7(a) shall be made (i) before the occurrence of a Change in Control, by a majority vote of the Board and (ii) on or after the occurrence of a Change in Control, by the final, non-appealable order of a court of competent jurisdiction. The findings and decision of the Board with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of the original grantee of the Award and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by, or a lack of good faith on the part of, the Board. No decision of the Board, however, will affect the finality of the discharge of the original grantee of the Award by the Company or an Affiliate.

4.8 Forfeiture Events. Without limiting the applicability of Section 4.7 or Section 4.9, the Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Separation from Service for cause, Separation from Service for any other reason, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.

4.9 Recoupment in Restatement Situations. Without limiting the applicability of Section 4.7 or Section 4.8, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the current or former Holder who was a current or former executive officer of the Company or an Affiliate shall forfeit and must repay to the Company any compensation awarded under the Plan to the extent specified in any of the Company’s recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission under or in connection with Section 10D of the Exchange Act.

4.10 Award Agreements. Each Award shall be embodied in a written or electronic Award Agreement that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by or delivered on behalf of an authorized executive officer of the Company, other than the Holder, on behalf of the Company, and may be signed or acknowledged by the Holder to the extent required by the Committee. The Award Agreement may specify the effect of a Change in Control of the Company on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan. An Award Agreement may be altered, amended, modified, or suspended as provided in Section 16.2. An Award Agreement may be terminated as provided in Section 16.2 and elsewhere in the Plan including Sections 4.7, 4.8 and 4.9.

4.11 Rights as Stockholder. A Holder shall not have any rights as a stockholder with respect to Stock covered by an Option, a SAR, an RSU, a Performance Unit, or an Other Stock-Based Award payable in Stock until the date, if any, such Stock is issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Stock.

4.12 Issuance of Shares of Stock. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

4.13 Restrictions on Stock Received. The Committee may impose such conditions and restrictions on any shares of Stock issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the shares of Stock for a specified period of time.

4.14 Compliance With Section 409A. Awards shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. The Plan and each Award Agreement under the Plan that is intended to comply the requirements of Section 409A shall be construed and interpreted in accordance with such intent. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Holder to become subject to additional taxes under Section 409A, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Holder. The exercisability of an Option or a SAR shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A. Notwithstanding any other provision of the Plan or an Award Agreement, if an Award is not exempt from the requirements of Section 409A and the Holder (or, if the Holder is not the original grantee of the applicable Award, the original grantee of the applicable Award) is a “specified employee” (as such term is defined for purposes of Section 409A) and a payment under the Award is due as a result of such individual’s “termination of employment”, “separation from service” (as that term is defined for purposes of Section 409A using the default rules) or comparable event then no payment shall be made under the Award due to such termination of employment, separation from service or comparable event before the date that is six (6) months after the date on which the Holder incurs a separation from service, except as otherwise allowed by Section 409A.

4.15 Date of Grant. The date on which an option or SAR is granted shall be the date the Company completes the corporate action constituting an offer of stock for sale to a Holder under the terms and conditions of the Option or SAR; provided that such corporate action shall not be considered complete until the date on which the maximum number of shares that can be purchased under the Option and the minimum Option price are fixed or determinable. If the corporate action contemplates an immediate offer of stock for sale to a class of individuals, then the date of the granting of an Option is the time or date of that corporate action, if the offer is to be made immediately. If the corporate action contemplates a particular date on which the offer is to be made, then the date of grant is the contemplated date of the offer.

4.16 Source of Shares Deliverable Under Awards. Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares of Stock or of treasury shares of Stock.

4.17 Limitations on Vesting of Awards.

(a) Unless the applicable Award Agreement specifies otherwise, an Award shall not continue to vest after the Separation from Service of the Holder of the Award (or, if the Holder is not the original grantee of the applicable Award, the Separation from Service of the original grantee of the applicable Award) for any reason.

(b) An Award granted under the Plan must include a minimum vesting period of at least one (1) year, provided, however, that (i) an Award may provide that the Award will vest before the completion of such one (1) year period upon the death or Disability of the original grantee of the Award or a Change of Control of the Company and (ii) Awards covering, in the aggregate, 25,000 shares of Stock may be issued without any minimum vesting period.

ARTICLE V

OPTIONS

5.1 Authority to Grant Options. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine; provided that ISOs may be granted only to eligible Employees of the Company or of any Parent Corporation or Subsidiary Corporation (as permitted by section 422 of the Code and the regulations thereunder).

5.2 Type of Options Available. Options granted under the Plan may be NQSOs or ISOs.

5.3 Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) whether the Option is intended to be an ISO or an NQSO, (b) the Option Price, (c) the duration of the Option, (d) the number of shares of Stock to which the Option pertains, (e) the exercise restrictions, if any, applicable to the Option and (f) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. Notwithstanding the designation of an Option as an ISO in the applicable Award Agreement for such Option, to the extent the limitations of Section 5.10 of the Plan are exceeded with respect to the Option, the portion of the Option in excess of the limitation shall be treated as a NQSO. An Option granted under the Plan may not be granted with any Dividend Equivalents rights.

5.4 Option Price. The price at which shares of Stock may be purchased under an Option (the “Option Price”) shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to a Ten Percent Stockholder, the Option Price must not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date the ISO is granted. Subject to the limitations set forth in the preceding sentences of this Section 5.4, the Committee shall determine the Option Price for each grant of an Option under the Plan.

5.5 Duration of Option. An Option shall not be exercisable after the earlier of (a) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten years, and, in the case of a Ten Percent Stockholder, no ISO shall be exercisable later than the fifth (5th) anniversary of the date of its grant) or (b) the period of time specified in the applicable Award Agreement that follows the Holder’s Separation from Service (or, if the Holder is not the original grantee of the applicable Award, the original grantee of the applicable Award).

5.6 Amount Exercisable. Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Award Agreement in its sole discretion.

5.7 Exercise of Option.

(a) General Method of Exercise. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (i) that the Holder wishes to exercise such Option on the date such notice is so delivered, (ii) the number of shares of Stock with respect to which the Option is to be exercised and (iii) the address to which a stock certificate, if any, representing such shares of Stock should be mailed or delivered, or the account to which the shares of Stock represented by book or electronic entry should be delivered. Except in the case of exercise by a third party broker as provided below, in order for the notice to be effective the notice must be accompanied by payment of the Option Price (and all applicable federal, state, local and foreign withholding taxes described in Section 17.3) by any combination of the following: (w) cash, certified check, or bank draft for an amount equal to the Option Price under the Option, (x) Mature Shares with a Fair Market Value on the date of exercise equal to the Option Price under the Option (if approved in advance by the Committee or an executive officer of the Company), (y) as described further in (c) below, an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or an executive officer of the Company) or (z) except as specified below, any other form of payment which is acceptable to the Committee. If Mature Shares are used for payment by the Holder, the aggregate Fair Market Value of the shares of Stock tendered must be equal to or less than the aggregate Option Price of the shares of Stock being purchased upon exercise of the Option, and any difference must be paid by cash, certified check, or bank draft payable to the order of the Company. Whenever an Option is exercised by exchanging shares of Stock owned by the Holder, the Holder shall deliver to the Company or its delegate certificates registered in the name of the Holder representing a number of shares of Stock legally and beneficially owned by the Holder, free of all liens, claims, and encumbrances of every kind, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by the certificates, (with signature guaranteed by a commercial bank or trust company or by a brokerage firm having a membership on a registered national stock exchange). The delivery of certificates upon the exercise of Option is subject to the condition that the person exercising the Option provide the Company with the information the Company might reasonably request pertaining to exercise, sale or other disposition of an Option.

(b) Issuance of Shares. Subject to Section 4.3 and Section 5.7(c), as promptly as practicable after receipt of written notification and payment, in the form required by Section 5.7(a), of an amount of money necessary to satisfy the aggregate option price and any withholding tax liability that may result from the exercise of such Option, the Company shall deliver to the Holder certificates for the number of shares with respect to which the Option has been exercised, issued in the Holder’s name. Delivery of the shares shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the Holder, at the address specified by the Holder or shall have transferred to the account designated by the Holder to which the shares of Stock represented by book or electronic entry are to be delivered.

(c) Exercise Through Third-Party Broker. The Committee may permit a Holder to elect to pay the Option Price and any applicable tax withholding resulting from such exercise by authorizing a third-party broker to sell all or a portion of the shares of Stock acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable federal, state, local and foreign tax withholding resulting from such exercise.

(d) Exercise of ISOs. All ISOs granted to an Employee under this Article V shall be exercisable during his or her lifetime only by such Employee

(e) Limitations on Exercise Alternatives. The Committee shall not permit a Holder to pay such Holder’s Option Price upon the exercise of an Option by having the Company reduce the number of shares of Stock that will be delivered pursuant to the exercise of the Option. In addition, the Committee shall not permit a Holder to pay such Holder’s Option Price upon the exercise of an Option by using shares of Stock other than Mature Shares. An Option may not be exercised for a fraction of a share of Stock.

5.8 Notification of Disqualifying Disposition. If any Employee shall make any disposition of shares of Stock issued pursuant to the exercise of an ISO under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Employee shall notify the Company of such disposition within ten (10) days thereof.

5.9 No Rights as Stockholder. A Holder of an Option shall not have any rights as a stockholder with respect to Stock covered by an Option until the date a stock certificate for such Stock is issued by the Company. Except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.

5.10 $100,000 Limitation on ISOs. To the extent that the aggregate Fair Market Value of shares of Stock with respect to which ISOs first become exercisable by a Holder in any calendar year exceeds $100,000, taking into account both shares of Stock subject to ISOs under the Plan and Stock subject to ISOs under all other plans of the Company, such Options shall be treated as NQSOs. For this purpose, the “Fair Market Value” of the shares of Stock subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Stock are to be treated as shares acquired pursuant to the exercise of an ISO.

5.11 Separation from Service. Each Award Agreement shall set forth the extent to which the Holder of an Option shall have the right to exercise the Option following the Holder’s Separation from Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Award Agreement or the Plan, and may reflect distinctions based on the reasons for termination or severance.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Authority to Grant SAR Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

6.2 General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one share of the Stock on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one share of the Stock on the date of grant of the SAR. A SAR granted under the Plan may not be granted with any Dividend Equivalents rights.

6.3 SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate.

6.4 Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant.

6.5 Exercise of SARs. Subject to the terms and provisions of the Plan and the applicable Award Agreement, a SAR may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (a) that the Holder wishes to exercise such SAR on the date such notice is so delivered, (b) the number of shares of Stock with respect to which the SAR is to be exercised and (c) the address to which the payment due under such SAR should be delivered or the account to which any shares of Stock payable as a result of the exercise of the SAR represented by book or electronic entry should be delivered. In accordance with applicable law, a SAR may be exercised subject to whatever additional terms and conditions the Committee, in its sole discretion, imposes.

6.6 Payment of SAR Amount. Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price of the SAR by the number of shares of Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

6.7 Separation from Service. Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Separation from Service. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination or severance.

6.8 No Rights as Stockholder. A grantee of a SAR award, as such, shall have no rights as a stockholder.

6.9 Restrictions on Stock Received. The Committee may impose such conditions and restrictions on any shares of Stock received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the shares of Stock received upon exercise of a SAR for a specified period of time.

ARTICLE VII

RESTRICTED STOCK AWARDS

7.1 Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may make Awards of Restricted Stock under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. The amount of and the vesting, transferability and forfeiture restrictions applicable to any Restricted Stock Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting, transferability and forfeiture restrictions on a Holder’s rights with respect to Restricted Stock, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

7.2 Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

7.3 Holder’s Rights as Stockholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Stock Award shall have all the rights of a stockholder with respect to the shares of Restricted Stock included in the Restricted Stock Award during the Period of Restriction established for the Restricted Stock Award. Dividends paid with respect to Restricted Stock in cash or property other than shares of Stock or rights to acquire shares of Stock shall be paid to the recipient of the Restricted Stock Award currently. Dividends paid in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Restricted Stock. During the Period of Restriction, certificates representing the Restricted Stock shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer or agent of the Company as may be designated by the Committee, together with all stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock which shall be forfeited in accordance with the Plan and the applicable Award Agreement.

ARTICLE VIII

RESTRICTED STOCK UNIT AWARDS

8.1 Authority to Grant RSU Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of and the vesting, transferability and forfeiture restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account which reflects the number of RSUs credited under the Plan for the benefit of a Holder.

8.2 RSU Award. An RSU Award shall be similar in nature to a Restricted Stock Award except that no shares of Stock (or equivalent value in cash) are actually transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a share of Stock.

8.3 RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, vesting, transferability and forfeiture restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.

8.4 Dividend Equivalents. An Award Agreement for an RSU Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award.

8.5 Form of Payment Under RSU Award. Payment under an RSU Award shall be made in cash, shares of Stock or any combination thereof, as specified in the applicable Award Agreement.

8.6 Time of Payment Under RSU Award. A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

8.7 Holder’s Rights as Stockholder. Each recipient of an RSU Award shall have no rights of a stockholder with respect to the Holder’s RSUs. A Holder shall have no voting rights with respect to any RSU Awards.

ARTICLE IX

PERFORMANCE STOCK AWARDS AND PERFORMANCE UNIT AWARDS

9.1 Authority to Grant Performance Stock Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Stock Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. A Performance Stock Award is similar to a Restricted Stock Award but is subject to attainment of the applicable Performance Goals. A Performance Unit Award is similar to a RSU Award but is subject to attainment of the applicable Performance Goals. The amount of and the vesting, transferability and forfeiture restrictions applicable to any Performance Stock Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine; provided, however, that the performance period for any Performance Stock Award or Performance Unit Award shall not be less than one year. If the Committee imposes vesting, transferability and forfeiture restrictions on a Holder’s rights with respect to Performance Stock Award or Performance Unit Award, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Performance Stock Award or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable.

9.2 Performance Goals and Performance Criteria.

(a) A Performance Goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Goals set forth in this Section 9.2, the Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the following Performance Goals, which may be based on one or more business criteria that apply to the Employee, or one or more business units, subsidiaries, divisions, departments, regions, segments, products, or functions of the Company or its Affiliates, or the Company as a whole: revenue, revenue growth, product revenue growth, revenue ratios, net revenue, net income or loss, operating income, pre-tax or after-tax income or loss (before or after allocation of corporate overhead and bonus), earnings, net earnings, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), earnings before any one of, or combination of two or more of, interest, taxes, depreciation, amortization and/or any other financial adjustment to earnings set forth in the Company’s audited financial statements that is allowed under generally accepted accounting principles, earnings per share, earnings per share growth, economic value, economic value added, gross profits, operating profits, net operating profit, net profits, profit return, gross margin, profit margins, cash margins, operating margin, year-end cash, profit before tax, cash return on capitalization, operating expense, operating expense as a percentage of revenue, improvement in or attainment of expense levels, expense reductions, expense targets, gross sales, net sales, sales growth, net sales growth, return on sales, comparable sales growth, stock price, comparisons with various stock market indices, return on equity, return on assets, return on net assets, return on capital, return on capital compared to cost of capital, cost of capital, assets under management, return on capital employed, return on invested capital, debt to capital ratio, debt reduction, shareholder equity, improvement in or attainment of working capital levels, including cash, inventory levels, accounts receivable levels, return on equity, total shareholder return, shareholder return, shareholder value, growth in shareholder value relative to a pre-determined index, share price growth, financial ratios (including those measuring liquidity, activity, profitability or leverage), financial return ratio, cash flow, net cash flow, operating cash flow, cash flow from operations, free cash flow, cash flow per share (before or after dividends), cash flow return on investment, cash flow return on capital, cash value added performance, cost reductions, cost ratios, market share, proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, financing and other capital raising transactions (including sales of the company’s equity or debt securities, acquisitions and divestitures, operating efficiencies, customer growth, total market value, credit rating, sales or licenses of the Company’s and its Affiliates’ assets, including intellectual property, whether in a particular jurisdiction or territory or globally, operating efficiency, customer satisfaction, customer satisfaction rating, customer complaint frequency, incident resolution success ratio, problem resolution success ratio, productivity ratios, strategic plan development and implementation, succession plan development and implementation, improvements in productivity, employee satisfaction, employee turnover, and recruiting and maintaining personnel. A Performance Goal may also be based on performance relative to a peer group of companies. Unless otherwise stated, a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

(b) Performance Goals may be measured (a) on a per share, per capita, per unit, per square foot, per employee, per customer or other objective basis established by the Committee, (b) on a pre-tax or after-tax basis, or (c) on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index).

(c) At the time the Committee establishes the terms and conditions of the applicable Performance Goal for an Award to a Covered Person intended to satisfy the requirements of section 162(m) of the Code, the Committee may, in the Committee’s discretion, provide that amounts relating to or arising from one or more of the following, as objectively defined by the Committee, may be included or excluded on a non-discretionary basis to the extent permitted by Code Section 162(m):

(i)	asset write-downs;

(ii)	the effect of changes in tax laws or other laws or provisions affecting reported results;

(iii)	any reorganization and restructuring programs;

(iv)	extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year;

(v)	acquisitions or divestitures;

(vi)	foreign exchange gains and losses;

(vii)	changes in generally accepted accounting principles (“GAAP”);

(viii)	items that are non-recurring, extraordinary, unusual in nature, infrequent in occurrence, and may be defined in an objective and non-discretionary manner under applicable GAAP accounting standards or other applicable accounting standards in effect from time to time or consistent with the Company’s accounting policies and practices in effect on the date the Performance Goal is established;

(ix)	the disposal or acquisition of all or a segment of a business;

(x)	the sale of investments or non-core assets;

(xi)	discontinued operations, categories or segments;

(xii)	legal claims, settlements and/or litigation and insurance recoveries relating thereto;

(xiii)	amortization, depreciation or impairment of tangible or intangible assets;

(xiv)	reductions in force, early retirement programs, or severance expense;

(xv)	investments, acquisitions or dispositions;

(xvi)	political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements);

(xvii)	natural catastrophes;

(xviii)	currency fluctuations;

(xix)	stock based compensation expense;

(xx)	early retirement of debt;

(xxi)	conversion of convertible debt securities; and

(xxii)	termination of real estate leases.

Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations.

(d) In interpreting Plan provisions applicable to Performance Goals and a Performance Stock Award and Performance Unit Award, it is intended that the Plan will conform with the standards of section 162(m) of the Code and Treasury Regulations § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Stock Award or Performance Unit Award made pursuant to the Plan shall be determined by the Committee. In the case of any Award to a Covered Employee that is intended to satisfy the requirements of section 162(m) of the Code, the Plan, such Award and the Award Agreement for such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with satisfying the requirements of section 162(m) of the Code for deductibility of remuneration paid to Covered Employees, notwithstanding anything to the contrary in the Plan.

9.3 Time of Establishment of Performance Goals. With respect to a Covered Employee, a Performance Goal for a particular Performance Stock Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of twenty-five percent (25%) of the period of service, and in any event while the outcome is substantially uncertain.

9.4 Written Agreement. Each Performance Stock Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and such other provisions not inconsistent with the Plan as the Committee may specify.

9.5 Form of Payment Under Performance Unit Award. Payment under a Performance Unit Award shall be made in cash, shares of Stock or any combination thereof, as specified in the applicable Award Agreement.

9.6 Time of Payment Under Performance Unit Award. A Holder’s payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

9.7 Holder’s Rights as Stockholder With Respect to a Performance Stock Award. Subject to the terms and conditions of the Plan and the applicable Award Agreement, a Holder of a Performance Stock Award shall have all the rights of a stockholder with respect to the shares of Stock issued to the Holder pursuant to the Award during any period in which such issued shares of Stock are subject to forfeiture and restrictions on transfer, including, the right to vote such shares of Stock.

9.8 Increases Prohibited. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, none of the Committee, the Board, the Company or any Affiliate may increase the amount of compensation payable under a Performance Stock Award or Performance Unit Award. The Committee may adjust downward, but not upward, the amount payable pursuant to such Awards, and the Committee may not waive the achievement of the applicable Performance Goals, except in the case of a change in ownership or control of the Company (as defined for purposes of Section 162(m)) or the death or Disability of the Employee. If the time at which a Performance Stock Award or Performance Unit Award will vest or be paid is accelerated for any reason, the number of shares of Stock subject to, or the amount payable under, the Performance Stock Award or Performance Unit Award shall be reduced to the extent required under Department of Treasury Regulation § 1.162-27(e)(2)(iii) to reasonably reflect the time value of money.

9.9 Stockholder Approval. No payments of Stock or cash will be made to a Covered Employee pursuant to this Article IX unless the stockholder approval requirements of Department of Treasury Regulation § 1.162-27(e)(4) are satisfied.

9.10 Dividend Equivalents. An Award Agreement for a Performance Unit Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award.

ARTICLE X

CASH PERFORMANCE AWARDS

10.1 Authority to Grant Cash Performance Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Cash Performance Awards under the Plan to key executive Employees who, by the nature and scope of their positions, regularly directly make or influence policy decisions which significantly impact the overall results or success of the Company in such amounts and upon such terms as the Committee shall determine. Subject to the following provisions in this Article X, the amount of any Cash Performance Awards shall be based on the attainment of such Performance Goals as the Committee may determine and the term, conditions and limitations applicable to any Cash Performance Awards made pursuant to the Plan shall be determined by the Committee.

10.2 Covered Employees. The Performance Goals upon which the payment or vesting of a Cash Performance Award to a Covered Employee that is intended to qualify as Performance-Based Compensation must meet the requirements of Sections 9.2, 9.3, 9.8 and 9.9 as applied to such Cash Performance Award.

10.3 Written Agreement. Each Cash Performance Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

10.4 Form of Payment Under Cash Performance Award. Payment under a Cash Performance Award shall be made in cash.

10.5 Time of Payment Under Cash Performance Award. A Holder’s payment under a Cash Performance Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Cash Performance Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

ARTICLE XI

OTHER STOCK-BASED AWARDS

11.1 Authority to Grant Other Stock-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including the grant or offer for sale of unrestricted shares of Stock) under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Such Awards may involve the transfer of actual shares of Stock to Holders, or payment in cash or otherwise of amounts based on the value of shares of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.2 Value of Other Stock-Based Award. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee.

11.3 Written Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

11.4 Payment of Other Stock-Based Award. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or any combination thereof, as the Committee determines.

11.5 Separation from Service. The Committee shall determine the extent to which a Holder’s rights with respect to Other Stock-Based Awards shall be affected by the Holder’s Separation from Service. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan.

11.6 Time of Payment of Other Stock-Based Award. A Holder’s payment under an Other Stock-Based Award shall be made at such time as is specified in the applicable Award Agreement. If a payment under the Award Agreement is subject to Section 409A, the Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Other Stock-Based Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

ARTICLE XII

OTHER CASH-BASED AWARDS

12.1 Authority to Grant Other Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Other Cash-Based Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine.

12.2 Value of Other Cash-Based Award. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

12.3 Written Agreement. Each Other Cash-Based Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

12.4 Payment of Other Cash-Based Award. Payment, if any, with respect to an Other Cash-Based Award shall be made in accordance with the terms of the Award, in cash.

12.5 Time of Payment of Other Cash-Based Award. Payment under an Other Cash-Based Award shall be made at such time as is specified in the applicable Award Agreement. If a payment under the Award Agreement is subject to Section 409A, the Award Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Other Cash-Based Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is permissible under Section 409A.

12.6 Separation from Service. The Committee shall determine the extent to which a Holder’s rights with respect to an Other Cash-Based Award shall be affected by the Holder’s Separation from Service. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Cash-Based Awards issued pursuant to the Plan.

ARTICLE XIII

SUBSTITUTION AWARDS

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees of other entities who are about to become Employees, or whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

ARTICLE XIV

NON-EMPLOYEE DIRECTOR AWARDS

All Awards to Non-Employee Directors shall be determined by the Board.

ARTICLE XV

ADMINISTRATION

15.1 Awards. The Plan shall be administered by the Committee or, in the absence of the Committee or in the case of awards issued to Non-Employee Directors, the Plan shall be administered by the Board. The members of the Committee (that is not itself the Board) shall serve at the discretion of the Board. The Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan with respect to Awards granted under the Plan.

15.2 Authority of the Committee.

(a) The Committee shall have full and exclusive power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business relating to the Plan or Awards made under the Plan, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his or her own part, including the exercise of any power or discretion given to him or her under the Plan, except those resulting from his or her own willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including the following rights, powers and authorities to (i) determine the persons to whom and the time or times at which Awards will be made; (ii) determine the number and exercise price of shares of Stock covered in each Award subject to the terms and provisions of the Plan; (iii) determine the terms, provisions and conditions of each

Award, which need not be identical; (iv) accelerate the time at which any outstanding Award will vest; (v) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and (vi) make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

(b) The Committee may make an Award to an individual who the Company expects to become an Employee of the Company or any of its Affiliates within three (3) months after the date of grant of the Award, with the Award being subject to and conditioned on the individual actually becoming an Employee within that time period and subject to other terms and conditions as the Committee may establish.

(c) The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) On a calendar year basis, the Committee may, by resolution, delegate to one or more of its members or to one or more officers of the Company the limited authority to grant Awards under the Plan during such calendar year (other than Awards pursuant to Article IX or Article X) to (i) designated classes of Employees who are not officers of the Company or any Affiliate and subject to the provisions of Section 16 of the Exchange Act and (ii) Third Party Service Providers. The resolution providing such authorization must set forth the total number of shares of Stock that may be granted under Awards by the Chief Executive Officer during the calendar year. The Chief Executive Officer of the Company shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

(e) The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers shall be entitled to rely upon the advice, opinions, or valuations of any such person. As permitted by law and the terms and provisions of the Plan, the Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or other Employees or to one or more agents or advisors such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

15.3 Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its stockholders, Holders and the estates and beneficiaries of Holders.

15.4 No Liability. Under no circumstances shall the Company, its Affiliates, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Committee’s or the Board’s roles in connection with the Plan.

ARTICLE XVI

AMENDMENT OR TERMINATION OF PLAN OR AWARD AGREEMENT

16.1 Amendment, Modification, Suspension, and Termination of the Plan. Subject to Section 16.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan, provided, however, no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by applicable law or stock exchange rules.

16.2 Amendment, Modification, Suspension, and Termination of Award Agreement. Subject to Section 16.3, the Committee may, in its discretion and at any time and from time to time, alter, amend, modify, suspend, or terminate any Award Agreement in whole or in part in any manner that it deems appropriate and that is consistent with the terms of the Plan or necessary to implement the requirements of the Plan. Notwithstanding the preceding sentence, without the prior approval of the Company’s stockholders or except as provided in Section 4.5, the Committee shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR, or cancel a previously granted Option or previously granted SAR for a payment of cash or other property, in each case if the aggregate fair market value of such Option or SAR is less than the gross Option Price of such Option or the gross grant price of such SAR.

16.3 Awards Previously Granted. Except as expressly provided otherwise under the Plan (including Sections 4.7, 4.8 and 4.9), no alteration, amendment, modification, suspension or termination of the Plan or an Award Agreement shall adversely affect in any material manner any Award previously granted under the Plan, without the written consent of the Holder holding such Award.

ARTICLE XVII

MISCELLANEOUS

17.1 Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

17.2 No Employment Obligation. The granting of any Award shall not constitute an employment or service contract, express or implied, and shall not impose upon the Company or any Affiliate any obligation to employ or continue to employ, or to utilize or continue to utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the employment of, or the provision of services by, any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s employment or service relationship at any time or for any reason not prohibited by law.

17.3 Tax Withholding.

(a) The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state, local or foreign tax law to be withheld with respect to the vesting or exercise of an Award or lapse of restrictions on an Award. In the alternative, the Company may require the Holder (or other person validly exercising the Award) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check within one day after the date of vesting, exercise or lapse of restrictions.

(b) The Committee may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting or exercise of, or payment under, an Award by delivering to the Holder a reduced number of shares of Stock in the manner specified herein. If permitted by the Committee and acceptable to the Holder, at the time of the vesting or exercise of, or payment under, an Award with respect to which the Company or an Affiliate has a tax withholding obligation the Company or the Affiliate may (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such shares of Stock vested under the Award are made available for delivery, (b) reduce the number of such shares of Stock made available for delivery so that the Fair Market Value of the shares of Stock withheld on the date of the event giving rise to the withholding obligation approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the withheld shares of Stock, remit cash to the United States Treasury or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold only whole shares of Stock to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the withheld shares of Stock does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold shares of Stock with a Fair Market Value less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 17.3. The withheld shares of Stock not made available for delivery by the Company shall be retained as treasury shares or will be cancelled and the Holder’s right, title and interest in such shares of Stock shall terminate.

(c) The Company shall have no obligation upon vesting or exercise of any Award or lapse of restrictions on an Award or other event requiring payment until the Company or an Affiliate has received payment from the Holder sufficient to cover the Minimum Statutory Tax Withholding Obligation of the Holder with respect to that vesting, exercise, lapse of restrictions or other event. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

17.4 Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

17.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.6 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

17.7 Other Compensation Plans. The adoption of the Plan shall not affect any other option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees, Non-Employee Directors or Third Party Service Providers.

17.8 Retirement and Welfare Plans. Neither Awards made under the Plan nor shares of Stock or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any person under the Company’s or any Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

17.9 Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

17.10 Law Limitations/Governmental Approvals. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17.11 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Stock issued under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

17.12 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained.

17.13 Investment Representations. The Committee may require any person receiving Stock pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the shares of Stock for investment and without any present intention to sell or distribute such Stock.

17.14 Persons Residing Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (a) determine which Affiliates shall be covered by the Plan; (b) determine which persons employed Outside the United States are eligible to participate in the Plan; (c) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside Outside the United States; (d) establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable (and any subplans and modifications to Plan terms and procedures established under this Section 17.14 by the Committee shall be attached to the Plan document as Appendices); an (e) take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act or any securities law or governing statute or any other applicable law.

17.15 No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, additional Awards, or other property shall be issued or paid in lieu of fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

17.16 Interpretation. The term “including” means “including without limitation”. The term “or” means “and/or” unless clearly indicated otherwise. The term “vest” includes the lapse of restrictions on Awards, including Forfeiture Restrictions. Reference herein to a “Section” shall be to a section of the Plan unless indicated otherwise.

17.17 Governing Law; Venue. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the sole and exclusive jurisdiction and venue of the federal or state courts of the State of Texas to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.